Exhibit 99.1
News Release

Contact:	H. Andrew Cantor 800-982-9293 · 303-708-5959
Archstone-Smith Announces New Ameriton Transactions
DENVER — December 22, 2005 —Archstone-Smith announced today that Ameriton, its wholly owned subsidiary, recently completed the sale of the Esplanade at Hermann Museum Circle, a 375 unit community in Houston, to an institutional investor. This transaction is expected to contribute $0.038 per share to the company’s FFO in the fourth quarter of 2005.
The company also announced that Ameriton has an additional five operating communities under contract to sell, with nonrefundable earnest money deposits from the buyers. These dispositions are expected to close in the first quarter of 2006. The sale of these five communities, if consummated in accordance with the current contracts, is expected to contribute approximately $0.10 per share to Archstone-Smith’s FFO in 2006. “Ameriton continues to be a very profitable franchise for us, and we look forward to an excellent year in this business in 2006,” said R. Scot Sellers, chairman and chief executive officer. “In addition, our core apartment assets are performing very well, and our 5.6% same store revenue growth in the first two months of the fourth quarter is a great indicator of the continuing strength of our exceptionally well-located portfolio.”
Archstone-Smith (NYSE: ASN) is a recognized leader in apartment investment and operations. With a current total market capitalization of approximately $15.8 billion, Archstone-Smith owns and operates an irreplaceable portfolio of high-rise and garden apartment communities concentrated in many of the most desirable neighborhoods in the Washington, D.C. metropolitan area, Southern California, the San Francisco Bay area, the New York City metropolitan area, Boston, Southeast Florida, Chicago and Seattle. The company continually upgrades the quality of its portfolio through the selective sale of assets, using proceeds to fund investments with even better growth prospects. Through its two brands, Archstone and Charles E. Smith, Archstone-Smith strives to provide great apartments and great service to its customers — backed by unconditional service guarantees. As of November 30, 2005, Archstone-Smith owned or had an ownership position in 255 communities, representing 89,009 units, including units under construction.
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Archstone-Smith’s press releases are available on the company’s web site at www.archstonesmith.com or by calling (800) 982-9293.
In addition to historical information, this press release contains forward-looking statements and information under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which Archstone-Smith operates, management’s beliefs and assumptions made by management. While Archstone-Smith management believes the assumptions underlying its forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond management’s control. As such, these statements and information are not guarantees of future performance, and actual operating results may differ materially from what is expressed or forecasted in this press release and supplemental information. See “Risk Factors” in Archstone-Smith’s 2004 Annual Report on Form 10-K for factors which could affect Archstone-Smith’s future financial performance.